Exhibit 99

TEXT OF PRESENTATION AT
UBS 32nd ANNUAL MEDIA WEEK CONFERENCE
ON DECEMBER 7, 2004

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Bill Kerr

Good afternoon. It is a pleasure to be here today. I thank Brian Shipman for inviting us.

With me today are Steve Lacy, President and COO, and Suku Radia, CFO.

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This presentation contains forward-looking statements. I'll refrain from reading the text of this slide, but it is important to remind you there are a number of factors that may affect our business and results.

This presentation includes references to non-GAAP financial measures such as EBITDA. Financial statements and tables that reconcile GAAP results and non-GAAP measures are posted on our web site.

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For those of you who may not be familiar with Meredith, we have served the needs of American families for more than 100 years through service journalism. Each month we reach 75 million American consumers through our magazines, books, custom publications, web sites and television stations.

I'll begin with a brief overview. Steve will discuss Broadcasting and Publishing. Suku will provide a financial update including our current outlook. Then, we will take your questions.

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I'll start today by reviewing our three overall business strategies.

First, we are committed to continuing our strong track record of organic growth in our existing businesses. This requires only modest capital investment.

Second, we will pursue targeted acquisitions to fill gaps and expand our reach. These acquisitions will have readily apparent business logic; they will be manageable in size; and they will be immediately or quickly accretive. American Baby was a good example in Publishing and the WB affiliates in Chattanooga and Kansas City reflect this strategy in Broadcasting.

Third, we will grow shareholder value and return excess cash to our shareholders through dividend increases and share repurchases as appropriate.

Steve will discuss the specific business strategies for Broadcasting and Publishing in more detail.

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As I said, our first priority is to deliver strong organic growth from our existing businesses. In 2001 at the time of the advertising recession and before the tragic events of 9-11, we put in place a series of growth initiatives that positioned us to lead the rebound in our respective industries. Our results confirm these moves are resonating well in the marketplace.

In terms of advertising, both of our business groups have outperformed their respective industries. This graph highlights the percentage point variance that Meredith Broadcasting has outpaced the industry average on a six month basis for the last three and a half years as reported by TVB.

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Not to be outdone, the Publishing Group has outperformed the magazine industry for the past three and a half years. This graph highlights the percentage point variance that our advertising page growth has outpaced the overall magazine industry as reported by PIB.

With our leading home and family-related magazines, our circulation expertise, and ability to serve the needs of American home-owning households, we expect to continue to outperform the magazine industry over the long-term.

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I think it is fair to say that in the past few years, Meredith has produced excellent results. Fiscal 2003 earnings per share increased 35 percent and fiscal 2004 earnings per share rose 22 percent to a record $2.14.

The current First Call mean estimate has our earnings per share growing 23 percent in fiscal 2005, which would equate to a 27 percent compound annual growth rate over this time period.

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The market has recognized our outstanding results and our shareholders have been rewarded. This slide demonstrates how our stock has rebounded since September 21, 2001, the day our stock hit its lowest point following the September 11th terrorist attacks. During this time, our share price has grown at a compound annual rate of approximately 23 percent, more than triple that of the S&P 500.

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We will continue to increase shareholder value by expanding margins and delivering strong earnings growth. Before I turn the program to Steve to discuss our operating groups, let's review our long-term financial targets.

Each of our business groups is expected to continue to improve its margin over time. As Steve will point out, we are on track to achieve these objectives.

  Broadcasting's EBITDA margin was 32 percent in fiscal 2004, up from 23 percent in fiscal 2002. We should improve that margin to the 40 percent level on a sustainable basis [in fiscal 2006].
  Publishing's operating margin increased to more than 18 percent in fiscal 2004 from 16 percent in fiscal 2002. We should continue to add a percentage point annually.

Over the long-term, we believe earnings per share should grow at least in the mid-to-high teens in political years and in the low double digits in non-political years. Clearly in the past few years, we have grown earnings per share ahead of these targets and we are confident in our ability to achieve these objectives.

Now, Steve will discuss our operating groups in more detail.

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Steve Lacy

Thank you, Bill. It's great to be here today. We look forward to this conference every year. Let me start by addressing two topics that, given my experience with this group, are probably top of mind.

First, how are we going to continue our track record of both top and bottom-line growth? Let's start with the limitations.

In calendar 2004, we booked significant political advertising at our television stations that will not repeat in 2005. Additionally, like the rest of the magazine industry, we continued to experience volatile quarter to quarter-and even month-to-month-advertising patterns.

I will outline answers to this important question in detail during my presentation. The short version is we have put in place sound and proven business strategies, and have executed these strategies in market-leading fashion time and time again. As a result, we continue to outpace our respective industries as Bill just outlined.

Also, we have created new revenue streams in both business groups. In Publishing, our book and custom publishing businesses are growing rapidly, reducing our dependence on magazine advertising.  In Broadcasting, we added three new television stations and a radio outlet in 2004.

Second, you may be concerned that the change in our Broadcasting Group leadership will disrupt its momentum.  I am here to tell you that we are committed to sustaining-and increasing- that momentum.

The search for a new group president is well under way and we have received considerable interest from several strong candidates. I am confident that we will find an outstanding leader.

In the last 45 days I have visited all of our stations. Let me share two key observations:

First, we have a strong group of general managers, and solid sales and news leadership in place.  On average, our general managers have 25 years of broadcasting experience.

Second, we have continued to execute very well on our proven growth strategies. In the past month-and-a-half alone, second quarter pacings have increased four percentage points; we finalized an agreement to extend most of our CBS network affiliation agreements to 2011; and we completed the KSMO transaction in Kansas City.

Now, let's take a closer look at our two businesses.

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Here is a map of our Broadcast station group. We own

  6 CBS affiliates
  4 FOX
  1 NBC
  1 UPN and
  1 WB station

Eight of our stations are in the country's top 35 markets and Las Vegas, which is ranked 51st in terms of population, is number 28 in terms of revenue.

Additionally, we have one AM radio station that serves the Saginaw-Bay City, Michigan market.

Recently, we announced that we will operate KSMO, the WB affiliate, in Kansas City through a joint sales agreement. I'll provide more details on this transaction in a few moments.

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Let's review Broadcasting's growth strategies. There are four main themes.

  We will continue the turnaround of our existing station group by increasing our news ratings at each station and converting the rating gains to revenue and profit growth.
  We will continue to add new revenue streams.
  We want to form more duopolies and regional station clusters.
  We want to acquire stations that will expand our reach. In particular, we are targeting mid-size, growing markets.

As I said, our growth strategies are very targeted and we have an excellent sense of execution. Let me show you how we have delivered strong results.

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Overall the Broadcasting Group improved its EBITDA margin more than 6 percentage points in fiscal 2003 and nearly three percentage points in fiscal 2004-a non-political year.

We expect to continue this momentum and increase our EBITDA margin in fiscal 2005.

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Improving our news culture has led to better ratings. This slide highlights our late news improvement, comparing the household share from the November 2004 book with the November 2001 book.

  We enjoyed gains in our four largest markets-Atlanta, Phoenix, Portland and Hartford-and at our CBS affiliate in Kansas City and FOX affiliate in Las Vegas.

Now, let me share two important highlights from the November book that demonstrate successful execution of our strategy to improve our news by focusing on live and late-breaking stories.

  Our late news in Kansas City led the market for the first time since 1991.
  In Phoenix, KPHO recorded its best overall ratings book in the station's history. Its late news was just one share point from first place in the market.

Both stations have created a winning news culture and news products that are resonating well in the marketplace. We look forward to building on this success.

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Improving ratings is important, but only if you convert the gains to revenue. We have done an impressive job of growing the top line. This graph highlights our revenue growth for the 12 months ended September 30, 2004 compared with several other broadcasters and the industry average, according to TVB.

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Adding new revenue streams is an important growth strategy.

Our Cornerstone programs leverage our publishing brands by packaging content from our magazines with print ads from local advertisers. The result is a customized mini-magazine delivered to targeted customers in our local television markets. We've created additional revenue streams beyond Cornerstones with programs focused on local interests and events such as fourth of July celebrations.

Revenues from the Cornerstones, the additional programs and Internet sales increased from about $3 million in fiscal 2001 to approximately $22 million in fiscal 2004. For fiscal 2005, we expect to generate $25 to $30 million from these programs.

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We continue to expand our presence in growing and vibrant television markets. Let me provide more detail on our recent transaction in Kansas City.

  We have operated KCTV, the CBS affiliate in Kansas City, for 50 years. Given its strong local programming and our knowledge of the market, we had been exploring ways to expand our presence.

  Recently, we entered into a joint sales agreement to operate KSMO-TV, the WB affiliate in the market.

  This transaction positions us to serve advertisers seeking a younger WB audience, along with the powerful CBS audience with its top-rated primetime programming, market-leading sports, and our award-winning local news.

  As part of this agreement, we will move the KSMO staff to our KCTV facility and gain cost efficiencies as we integrate operations such as engineering, traffic control and accounting.

  We expect the transaction to be earnings neutral in the first year and accretive thereafter.

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The KSMO transaction marks the third time in calendar 2004 we executed our strategy of expanding our television presence.

  In January, we launched WSHM, a low-power CBS affiliate in Springfield, Massachusetts operated by our existing CBS station in Hartford. WSHM generated nearly $2 million of incremental revenue in the first nine months of calendar 2004.
  In August, we acquired the WB affiliate in Chattanooga, Tennessee, adding to our Southeast cluster with stations in Atlanta, Nashville and Greenville.

With these new stations and our duopoly in Portland, we have experience at generating cost efficiencies through operating multiple stations from a central location. We will build on that experience to grow our Broadcasting portfolio, focusing particularly on duopolies and regional clusters.

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The Broadcasting Group is in great shape.

  Our strategies are correct.
  We have stations in growth markets and experienced leadership in place.
  We have a track record of strong results.

Now, I'll turn to Publishing.

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The Publishing Group has been a core strength of Meredith for more than 100 years. We publish 18 subscription magazines, led by Better Homes and Gardens and Ladies' Home Journal.

Our mid-size magazines, which include MORE, Country Home, Traditional Home and Midwest Living, are very successful. The American Baby Group, which we acquired in December of 2002, extends our magazine portfolio to younger women and the growing Hispanic population. We also have a line-up of approximately 150 special interest publications.

We have approximately 350 books in print, and our custom publishing operations have marketing relationships with some of America's leading companies, including The Home Depot, DIRECTV and DaimlerChrysler. Also, we have a significant Internet presence with 26 web sites.

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Here is a look at Publishing's growth strategies.

  We'll continue to grow our existing businesses by increasing our advertising market share, expanding advertising categories, increasing the rate base and frequency of our mid-size titles, and growing our circulation profits.
  We will broaden our magazine portfolio through acquisitions and/or launches. We are particularly interested in younger women and the Hispanic market.
  We will expand our brand franchises by continuing to extend Better Homes and Gardens, American Baby and MORE.
  We will create new services and revenue streams.

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As Bill said, our long-term objective is to increase Publishing's operating profit margin to 20 percent in fiscal 2006. We improved our operating profit margin more than a full point on average in each of the last two fiscal years.

Clearly, we are on track to achieve the 20 percent objective.

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In terms of advertising pages, our magazines have outpaced the industry for the 12 months ended with the October issues. According to PIB, our total advertising pages grew 5.4 percent, nearly triple the industry average.

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Looking at PIB data, you can see Better Homes and Gardens and Ladies' Home Journal have increased their combined market share of the women's service field about a point per year in the past decade.

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We continued to experience strength in most of our core advertising categories in the first nine months of calendar 2004. The left side of this slide highlights the performance of our five largest categories.

The right side of this slide summarizes the advertising performance of some key growth categories. In particular, retail, auto, business/finance, and technology experienced strong growth in the period shown.

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Circulation practices by some members of the magazine and newspaper industries have become a concern. Our long-term direct-to-publisher subscription strategy continues to differentiate us in the marketplace and drive circulation profitability. There are three principles to our subscription model.

  First, we generate better than industry-average response rates from our direct mail primarily due to our industry leading consumer database and our expertise marketing our content.
  Second, we derive the majority of our subscriptions from direct mail, insert cards and the Internet rather than agent sources such as sweepstakes. This direct-to-publisher model results in higher renewal rates and delivers a responsive audience for our advertising partners.
  Third, our subscription model is focused on long-term offers, generally two or three years. As a result, we generate higher renewal rates and spend less money to acquire replacement subscribers for those who do not renew.

Our direct-to-publisher model continues to perform well and is delivering strong circulation profit growth in fiscal 2005.

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We are focused to broaden our portfolio through launches and acquisitions. MORE magazine and the American Baby Group demonstrate successful execution of this strategy.

  MORE, our lifestyle magazine for affluent women 40 and over, was launched in 1998 and has provided advertisers with an outstanding vehicle to reach this audience. Its advertising pages have grown at a 15 percent compound annual growth rate over the past five years. In September, we increased MORE's rate base to 1 million, which will attract additional non-endemic advertising.
  The American Baby Group has been an outstanding acquisition. It has extended our magazine portfolio to two important audiences-younger women and the rapidly growing Hispanic market.

There are 20 million women between age 30 and 40 and we see this group as an important growth opportunity. Health, parenting and fitness are topics that will attract these readers. We are looking for the right acquisition or launch opportunities.

Our core competencies-home décor, family advice and child rearing are highly relevant to Hispanic women. In the fall of 2005, we will launch a new product to serve the rapidly-growing Hispanic market. At this point, it is premature to discuss further details, but we believe this market holds significant potential.

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In addition to our powerful magazines, we operate businesses that generate revenues from sources other than advertising or circulation. More and more, these businesses have become a point of differentiation between Meredith and its competitors. I'll start with Integrated Marketing, our custom publishing operation.

Integrated Marketing produced excellent results in fiscal 2004 and we expect a strong second quarter and fiscal 2005. Our larger programs include the monthly program guide for DIRECTV and customer loyalty magazines for Daimler Chrysler and Carnival Cruise lines.

We continue to win new business. For Procter & Gamble, we will provide custom content and design for direct-to-consumer marketing materials sent to specific P&G customer segments. The first segment is the Hispanic market.

Additionally, we are leveraging our 75-million name consumer database to provide more comprehensive services. For Hyundai, we are providing traditional customer and dealer loyalty programs, as well as services that take advantage of our database and consumer marketing expertise. We are hosting the auto manufacturer's database on our systems, supplementing their records with data from our files to help target, serve and retain customers more effectively.

As we look forward, we expect to add more clients and expand existing relationships as a result of our database marketing expertise.

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Now, let's look at our book business. In the second quarter, we are experiencing strong sales of the 75th Anniversary edition of the Better Homes and Gardens New Cook Book.

Recently, we signed three licensing agreements that will continue to strengthen our pipeline.

    First, we established a multi-year strategic alliance with Discovery Communications to create home-related books developed from programs on the Discovery Channel, TLC and Discovery Home Channel.
    Second, we signed a multi-year agreement to develop and publish children's books for Marvel Enterprises, featuring many of its popular characters such as Spider-Man and The Incredible Hulk.
    Third, we signed an agreement with DC Comics to publish children's products based on the upcoming feature film Batman Begins.

I'll close the book discussion by telling you that based on books we will publish in fiscal 2005, our book business will deliver strong revenue and profit growth for the full fiscal year.

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Our Publishing Group is in in great shape as well. We will continue to grow our existing businesses, broaden our magazine portfolio to serve younger readers and the Hispanic market, expand our brand franchises and create new services and revenue streams.

Now, Suku will provide a financial update.

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Suku Radia

Thanks Steve. Let me take a few moments to discuss our strong financial position.

Currently, we have $300 million of debt outstanding, which is our private placement debt and will be repaid in tranches through fiscal 2008. As of September 30, 2004, our debt to trailing 12 month EBITDA ratio was 1.2. Our debt agreements require this ratio to be less than 3.5.

We have access to $400 million of additional capital, which allows us to be opportunistic with respect to strategic acquisitions. We will continue to look for properties like American Baby and the broadcasting transactions in Chattanooga and Kansas City. In Publishing, we are targeting opportunities aimed at younger women and the Hispanic market. In Broadcasting, we will concentrate on duopolies and clusters, mostly in mid-tier markets.

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As Bill said, we will grow shareholder value and return excess cash to our shareholders. We certainly see the value in our stock and also view our active repurchase program as an intelligent way to return cash to our shareholders. This chart highlights the cumulative amount repurchased in fiscal 2000 to the present.

To date in fiscal 2005, we have repurchased more than 900,000 shares at a cost of approximately $47 million, which is more than 120 percent of the total we bought in all of fiscal 2004.

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Dividends are another intelligent method to return cash to our shareholders. We have paid a dividend for 57 consecutive years and have increased the dividend for the last 11 years.

Traditionally, the Board sets the dividend at its January meeting. Earlier this year, we increased the dividend 26 percent, and presuming the tax rates on dividends remain at lower levels, we may chose to return more cash to shareholders in the form of dividends.

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With that review of our businesses and financial position, let's take a look ahead. It is our plan to update our outlook when we release second quarter earnings on January 25th. For now, let me reiterate the outlook we provided during our first quarter earnings call in late October.

For the second quarter, we expect earnings per share to grow 40 to 45 percent from the $0.38 per share we earned in the prior-year quarter. This growth equates to earnings per share of $0.53 to $0.55.

For all of fiscal 2005, as we stated on October 27, earnings per share of $2.63 are achievable.

Now, let me turn it back to Bill for concluding remarks.

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Bill Kerr

Thanks Suku. Before we get into Q&A, let me reiterate our business strategies I mentioned earlier.

  First, we are committed to strong organic growth from our existing businesses. Fortunately, this requires only modest capital investment.
  Second, we will pursue strategic acquisitions to fill gaps and expand our reach. These will have readily apparent business logic; they will be manageable in size; and they will be immediately or quickly accretive.
  Third, we will grow shareholder value and return excess cash to our shareholders through dividend increases and share repurchases as appropriate.

Both of our businesses are in great shape. We have strong leadership throughout Publishing and at our television stations. We produce outstanding products that consumers want and need, and that advertisers use to reach consumers. Our excellent financial position allows us to take advantage of strategic opportunities.

Now, we will be happy to take your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in legislation and government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.